Exhibit 10.1

NELSON HAIGHT

EMPLOYMENT AGREEMENT

KEY ENERGY SERVICES, INC. (the “Company” or “Key”), a Delaware corporation with its principal offices at 1301 McKinney Street, Suite 1800, Houston, Texas 77010, and NELSON HAIGHT (“Employee”) enter into this Employment Agreement (this “Agreement”) effective the 15th day of June 2020 (the “Effective Date”) in order to outline the terms and conditions of Employee’s employment relationship with the Company during the term of this Agreement. Employee and the Company hereby agree as follows:

1.    Employment; Term of Agreement. Employee agrees to devote his full time and best efforts to serve as Senior Vice President, Chief Financial Officer and Treasurer for the Company, having those duties and title specified from time to time by the Chief Executive Office or the Board of Directors (the “Board”) of the Company. This Agreement will continue until the close of business on December 31, 2021, unless earlier terminated in accordance with its terms, and shall be automatically renewed for successive one-year terms unless either Employee or the Company gives written notice to the other, no later than thirty (30) days prior to the expiration of the then-current term that such automatic extension shall not occur. Employee will, if elected, serve as an officer and/or director of the Company, its parent, subsidiaries or affiliates (collectively, the “Key Companies”) and perform all duties incident to such offices.

2.    Salary; Long-Term Incentive; Bonus; Expenses. Effective as of the Effective Date, the Company will pay a salary to Employee at the annual rate of Three Hundred and Seventy-Five Thousand Dollars ($375,000.00) (the “Base Salary”), payable in substantially equal installments in accordance with the Company’s existing payroll practices, but no less frequently than monthly. The Compensation Committee of the Board of Directors if the Company, will have discretion to review Employee’s compensation from time to time as it deems appropriate and may, in its sole discretion, increase Employee’s Base Salary. Notwithstanding the foregoing and consistent with Base Salary reductions applicable to all other Company officers in 2020, Employee’s Base Salary shall be reduced by 10% to an annual rate of $337,500 until such time as other Company officer base salaries are returned to their pre-reduction levels. In addition, Employee shall be eligible to participate in incentive plans in effect from time to time for the Key Companies’ similarly-situated executives, key employees and other persons involved in the business of the Company and in the Key Companies’ stock-based incentive plans outstanding from time to time. Under the Key Companies’ annual incentive bonus plan and subject to the terms of the governing plan, Employee may be eligible to earn a discretionary cash bonus, with the amount of any such bonus in any given year to be determined by the senior management of the Company or the Board (or a committee thereof) in their sole discretion, based upon the level of achievement of goals mutually established by Employee and the senior management of the Company (subject to Board approval). Such bonus shall be paid to Employee no later than March 15 of the year following the year to which it applies, as a “short-term deferral” under Treas. Reg. 1.409A-1(b)(4). Employee will be reimbursed by the Company for reasonable travel, lodging, meals and other expenses incurred by Employee in connection with performing his services hereunder in accordance with the Key Companies’ policies as in effect from time to time.

Employment Agreement of Nelson Haight

3.    Vacations; Benefits. Employee will be entitled to (i) not less than 20 vacation days per calendar year (prorated for any partial year of service), with no carryover to subsequent years, and (ii) participation in such other fringe benefits, including, without limitation, personal time off, group medical and dental, life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for similarly-situated employees of the Company; provided, however, that during the term of this Agreement, Employee shall not be entitled to or eligible for severance under any other plan, program, policy, or agreement.

4.    Termination and Severance. Employee’s employment is at-will and may be terminated by Employee or the Company for any reason at any time during the term of this Agreement, subject to the severance provisions below. Employee agrees that he has fully negotiated this Section 4 of his Agreement with the Company to provide for sufficient severance pay, as appropriate, upon termination of employment.

(a)

Termination of Employment by the Company for Cause; Termination of Employment by Employee other than for Good Reason; Non-Renewal of Agreement. In the event (i) Employee’s employment is terminated by the Company for Cause, (ii) Employee voluntarily terminates his employment for any reason other than for Good Reason, or (iii) Employee’s employment is terminated as a result of non-renewal of this Agreement, the Company shall have no further obligations to Employee except to pay Employee accrued but unpaid Base Salary through Employee’s termination date and any expense reimbursements owed to Employee through the date of termination. As used in this Agreement, the term “Cause” shall mean (1) the willful and continued failure by Employee to substantially perform Employee’s duties hereunder (other than any such willful or continued failure resulting from Employee’s incapacity due to Employee’s Disability (defined below)), (2) repeated substandard work performance or repeated unreliability that has not been cured to the Company’s satisfaction after notice of the same as has been provided to Employee, (3) serious workplace misconduct, (4) Employee’s engagement in misconduct that Employee knows or should know reasonably could be injurious to any of the Key Companies, monetarily or otherwise (including injurious to the reputation of such Company), (5) Employee’s conviction of a felony by a court of competent jurisdiction or a plea of no contest to a felony charge, (6) fraud or other material dishonesty against any of the Key Companies, (7) the breach of any of the provisions hereof, or (8) the violation by Employee of any of the Key Companies’ policies, rules or guidelines as in effect from time to time, including without limitation, the Code of Business Conduct, securities trading policy or anti-trust policy.

(b)

Involuntary Termination of Employment Because of Death, Disability, or by the Company other than for Cause, or by Employee with Good Reason. In the event Employee’s employment is involuntarily terminated during the term of the Agreement (i) by Employee’s death, (ii) due to Employee’s Disability (as defined below), or (iii) by the Company other than for Cause, or if Employee voluntarily terminates employment with Good Reason (as defined below), Employee will be

Employment Agreement of Nelson Haight

eligible to receive (x) a lump sum severance payment equal to 1.5 times Employee’s annual Base Salary, less applicable deductions and withholdings, on the thirtieth (30th) day following Employee’s termination, (y) continued coverage for Employee and his dependents under the Company’s medical and dental benefit plans for 12 months at a cost to Employee equal to the cost of such coverage for similarly-situated employees of the Company, which continued coverage shall immediately end upon obtainment of new employment and coverage under a similar welfare benefit plan (with the obligation to promptly report such new coverage to the Company) and and (z) unless otherwise provided for in an award agreement, accelerated vesting and immediate exercisability of all outstanding equity awards previously granted to Employee, with the vesting of equity awards that are based in whole or in part on performance being determined by the Board (or a committee thereof). Employee shall not be eligible to receive the severance payment, the continued coverage or the accelerated vesting described in this Section 4(b) unless and until he (or in the event of Employee’s death, his estate) executes and returns on a timely basis, without revoking, a release of claims in a form acceptable to the Company. As used in this Agreement, the term “Disability” means Employee’s inability, with or without reasonable accommodation, to perform Employee’s obligations and duties hereunder by reason of physical or mental illness or injury for a period of 120 days.

“Good Reason” shall mean the occurrence of one or more of any of the following without Employee’s consent:

(1) A material diminution in Employee’s Base Salary (except in conjunction with an across-the-board base salary reduction that affects similarly situated employees of the Company), authority, duties or responsibilities from those previously afforded to Employee;

(2) A move of more than fifty (50) miles in the geographic location at which Employee must perform services from the location at which Employee was previously required to perform services for the Company; or

(3) Any other action or inaction by the Company that constitutes a material breach of this Agreement.

Good Reason shall only be found to exist where (w) Employee provided notice to Company of the existence of one of the above conditions within ninety (90) days of the initial existence of such condition, (x) the Company was provided thirty (30) days from the date of Employee’s notice to remedy that condition (the “Cure Period”), (y) the condition was not remedied by the Company during the Cure Period and (z) the termination of employment must occur within one hundred and twenty (120) days of the initial existence of the condition giving rise to Good Reason.

Employment Agreement of Nelson Haight

(c)

Involuntary Termination following a Change of Control. If, within one year following a Change of Control (as defined in Exhibit A) of the Company, the Company terminates the employment of Employee without Cause or Employee resigns with Good Reason, then Employee will be entitled to receive the payments and benefits set forth in Section 4(b) above in addition to the following:

(1) the amount of any unpaid bonus for any performance period ending prior to the date of Employee’s termination, determined under the applicable bonus program based on actual achievement of any established performance objectives, to be paid on the date on which the bonus for such period is paid to similarly situated employees of the Company; and

(2) an amount equal to Employee’s target bonus amount for the performance period in which the termination of employment occurs, pro-rated based on the number of full months employed during the performance period (including the date of employment termination), to be paid in a single cash lump sum payment as soon as practicable following Employee’s termination of employment.

(d)

Special Rules Pertaining to Termination. For purposes of this Agreement, Employee’s employment will not be considered to have terminated unless, as a result of a termination, Employee has had a “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) with the “Key Energy Controlled Group.” The term “Key Energy Controlled Group” means the group of corporations and trades or businesses (whether or not incorporated) composed of the Company and every entity or other person which together with the Company constitutes a single “service recipient” (as that term is defined in Treas. Reg. § 1.409A-1(g)) as the result of the application of Treas. Reg. § 1.409A-1(h)(3).

5.    Section 280G. In the event that any payments or benefits otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (x) reduction of cash payments, (y) reduction of vesting acceleration of equity awards, and (z) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

Employment Agreement of Nelson Haight

6.    Protection of Confidential Information. During Employee’s employment relationship with the Company, the Company has provided and will continue to provide access to information that is among its increasing body of trade secrets, engineering data, proprietary data, intellectual property, customer data, or other Confidential Information (as defined below) of the Key Companies, which will be necessary for Employee to perform his duties and responsibilities to the Company. Employee’s position is a position of trust and confidence that involves working with the Key Companies’ Confidential Information and developing additional Confidential Information for use by the Key Companies. The Company has disclosed and will continue to disclose or grant access to Confidential Information to Employee after Employee’s execution and delivery of this Agreement, in which Employee agrees to protect Confidential Information and in which Employee acknowledges the terms of which are no more restrictive than necessary to protect the Key Companies’ legitimate business interests, including Confidential Information and goodwill.

(a)

Non-disclosure Obligation. During the period of Employee’s employment and forever thereafter, Employee will not, without the express written consent of the Chief Executive Officer of Key, directly or indirectly communicate or divulge to, or make available to, or use for Employee’s own benefit or for the benefit of any competitor or any other person or entity, any Confidential Information, except to the extent that disclosure is required (i) at the Company’s direction or (ii) by a court or other governmental agency of competent jurisdiction.

(b)

Confidential Information Defined. “Confidential Information” refers to any item of information, or a compilation of information, in any form (tangible or intangible), related to the Key Companies’ business that the Key Companies have not made public or authorized public disclosure of, and that is not generally known to the public or to other persons who might obtain value or competitive advantage from its disclosure or use. Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by Employee or another person. Confidential Information includes, but is not limited to, personnel information (including information relating to any and all aspects of compensation of any and all employees of the Key Companies), ideas, discoveries, designs, inventions, improvements, trade secrets, engineering data, proprietary data, intellectual property, customer data, technology, know-how, manufacturing processes, design specifications, writings and other works of authorship, computer programs, financial information, accounting information, organizational structure, Key Companies’ expenditures, marketing plans, customer lists and data, business plans or methods and the like, that relate in any manner to the actual or anticipated business of the Key Companies, as well as any and all information regarding the Key Companies other than information disclosed in public filings under the Securities Exchange Act of 1934, as amended. Confidential Information shall not include information that is publicly available, unless such information became publicly available by reason of a breach of this Agreement by Employee.

Employment Agreement of Nelson Haight

(c)

Steps to Protect Information. At all times, Employee agrees to use all reasonable and available methods to prevent the unauthorized use or disclosure of Confidential Information. Depending upon the circumstances, available methods may include but are not limited to: marking information “Confidential,” sharing information with authorized persons only on a need-to-know basis, maintaining the integrity of password protected computer systems, and otherwise storing information in a manner that prevents unauthorized access. Employee shall maintain at her work station and/or any other place under his control only such Confidential Information as he has a current “need to know” in the furtherance of the Key Companies’ business. Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Employee shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Key Companies for reproduction. Employee shall not store electronic data of the Key Companies, including but not limited to Confidential Information, on any electronic storage device that is not owned by the Company without prior consent of the Company. If Employee does store electronic data on an electronic storage device that is not owned by the Company, with or without consent of the Company, Employee hereby agrees to surrender within three (3) business days following demand by the Company any and all such electronic storage devices to the Company for inspection, data retrieval, and data removal.

(d)

Return of Confidential Information. Employee agrees that all Confidential Information received by Employee during Employee’s employment with the Company is, and shall be, the property of the Company exclusively. Employee agrees to immediately return to the Company (or, with the Company’s permission, destroy) all of the material mentioned above, including memoranda or notes taken by Employee and all tangible materials, including, without limitation, correspondence, drawings, blueprints, letters, notebooks, reports, flow-charts, computer programs and data proposals, at the request of the Company. No copies will be made by Employee, or retained by Employee, of any such Confidential Information, whether or not developed by Employee.

(e)

Third Party Information. Employee acknowledges that the Company may receive from third parties their confidential information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, during the period of employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his obligations hereunder and as is consistent with the Company’s agreements with such third parties.

Employment Agreement of Nelson Haight

(f)	Permitted Disclosure. Notwithstanding the foregoing, or any other provision of this Agreement:

(1) Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (a) made (y) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (z) solely for the purpose of reporting or investigating a suspected violation of law; (b) made in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) protected under the whistleblower provisions of applicable law;

(2) In the event Employee files a lawsuit for retaliation by the Company for Employee’s reporting of a suspected violation of law, Employee may (a) disclose a trade secret to Employee’s attorney and (b) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Employee (y) files any document containing such trade secret under seal; and (z) does not otherwise disclose such trade secret except pursuant to court order; and

(3) Nothing shall prevent Employee from lawfully, and without obtaining prior authorization from the Company, (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (c) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing any documents or other Confidential Information to Governmental Authorities; or (d) receiving an award for information provided to the SEC or any other Governmental Authority. Neither this Agreement nor any other agreement between Employee and the Company shall be construed or applied to require Employee to obtain prior authorization from the Company before engaging in any of the foregoing conduct referenced in this Section 6(f), or to notify the Company of having engaged in any such conduct.

7.    Restrictive Covenants. The provisions of Exhibit B attached hereto, which are deemed to be part of this Agreement as if fully set forth herein, shall apply to the Participant. By accepting this Agreement, the Participant agrees to be bound by such provisions. The Participant further acknowledges and agrees that the restrictive covenants contained in Exhibit B are reasonable and enforceable in all respects.

Employment Agreement of Nelson Haight

8.    Intellectual Property; Assignment of Work Product. Employee shall assign and does hereby assign to the Key Companies, the entire right, title and interest (including, but not limited to, rights to prepare derivative works, adaptations and modifications) for the entire world in and to all work performed, writings, formulas, designs, models, drawings, recordings, photographs, design inventions and other inventions whether or not patentable, patents, copyrights, trade secrets, any other intellectual property rights, products, technology, and other proprietary rights made, conceived or reduced to practice or authorized by the Key Companies, either solely or jointly with others pursuant to or in connection with services rendered under this Agreement or with use of information, materials or facilities of the Key Companies received or used by Employee during the term of this Agreement. Employee agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of the Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purpose of securing to the Company, or its nominees, patent, trademark or copyright protection throughout the world upon all such writings, formulas, designs, models, drawings, recordings, photographs, and inventions, whether or not patentable, patents, copyrights, trade secrets, any other intellectual property rights, products, technology, and other proprietary rights, title to which the Company may acquire in accordance with the provisions of this clause. Employee shall not contest the validity of any invention, any copyright, any trademark, or any mask work registration owned by or vesting in the Key Companies under this Agreement.

9.    Consultation with Legal Counsel; Entire Agreement. Employee acknowledges and agrees that Employee has been provided a reasonable time to review this Agreement with legal counsel and to consider the terms and provisions of this Agreement. Both parties acknowledge and agree that they are voluntarily entering into this Agreement, after consultation with their legal counsel if so desired. This Agreement (together with any equity agreements pursuant to which equity is granted to Employee) contains the entire agreement between Employee and the Company and may not be amended except by written agreement of Employee and a duly authorized representative of the Company. This Agreement supersedes any and all prior agreements and understandings between Employee and the Company regarding any and all aspects of his employment relationship with the Company and any of its affiliates, whether written or oral, including the Prior Agreement.

10.  Withholding and Certain Tax Matters. Employee acknowledges and agrees that any or all payments under this Agreement may be subject to reduction for tax and other required withholdings.

(a)

Interpretation of Agreement. To the fullest extent possible, the terms of this Agreement shall be construed and administered so that no amount is includable in Employee’s gross income under Section 409A of the Code, and those sections of the Agreement relating to timing of payments shall be effective as of the Commencement Date (as defined in the Prior Agreement).

(b)

Payment Schedule. Notwithstanding any provision of this Agreement, if the payment of any amount under this Agreement would cause an amount to be included in Employee’s gross income under Section 409A of the Code because

Employment Agreement of Nelson Haight

the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Employee would otherwise be entitled to during the first six months following the date of Employee’s separation from service shall be accumulated and paid on the date that is six months after the date of Employee’s termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid without causing any amount to be included in Employee’s gross income under Section 409A of the Code.

11.  Governing Law. Any dispute concerning Employee’s employment or this Agreement will be governed and construed exclusively in accordance with the laws of Texas applicable to agreements made and performed entirely within such state, without giving effect to any choice or conflicts of laws principles, with venue of any dispute arising out of or related to this Agreement or to Employee’s employment exclusively found in Harris County, Texas.

12.  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto, which in his case shall include his estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees.

13.  Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

SIGNATURE PAGE FOLLOWS

Employment Agreement of Nelson Haight

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

KEY ENERGY SERVICES, INC.

By:	/s/ J. Marshall Dodson
J. Marshall Dodson
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Nelson Haight
Nelson Haight
Senior Vice President, Chief Financial Officer & Treasurer

Employment Agreement of Nelson Haight

EXHIBIT A

Definition of Change of Control

“Change of Control” shall mean:

(a)

Except as provided below, the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction or event (a “Business Combination”) involving the Company, unless immediately following such Business Combination: (i) the holders of the Company’s voting securities immediately prior to the Business Combination hold at least 50% of the total voting power of (y) the entity resulting from such Business Combination (the “Surviving Entity”) or (z) if applicable, the parent company that directly or indirectly has beneficial ownership of at least 95% of the voting power, and (ii) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were incumbent directors of the Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(b)	the consummation of a sale of all or substantially all of the Company’s assets; or

(c)	the stockholders of the Company approve a plan of complete dissolution or liquidation of the Company.

(d)

Notwithstanding the foregoing, a “Change of Control” shall not include any Chapter 11 bankruptcy proceeding (a “Bankruptcy Plan”); and provided, further, none of (a) the facts or circumstances giving rise to the commencement of, or occurring in connection with, any case filed for the Company or its debtor affiliates under Chapter 11 of the bankruptcy code, (b) the issuance of shares of common stock of the Company reorganized pursuant to a Bankruptcy Plan, or (c) implementation or consummation of any other transaction pursuant to a Bankruptcy Plan shall constitute a “Change of Control.” Notwithstanding the occurrence of any of the foregoing events described above which would otherwise result in a Change in Control, the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be considered a Change in Control. Such determination shall be effective only if it made by the Board prior to the occurrence of an event that otherwise would be or likely would lead to a Change in Control; or after such an event if made by the Board, a majority of which is composed of directors who were member of the Board immediately prior to the event that otherwise would be or probably would lead to a Change in Control.

Employment Agreement of Nelson Haight

EXHIBIT B

PROTECTION OF INFORMATION; NON-COMPETITION; NON-SOLICITATION

1. Non-Disclosure of Confidential Information. In the course of the Participant’s employment with the Company or any of the Company’s direct or indirect subsidiaries (collectively, “subsidiaries” or each a “subsidiary”), and the performance of the Participant’s duties on behalf of the Company or any of its subsidiaries, the Participant will be provided with, and will have access to Confidential Information (as defined below). In consideration, and as a condition, of the Participant’s receipt of and access to Confidential Information, and as a condition of the Company’s entry into this Agreement, the Participant, both during the course of the Participant’s employment with the Company or any of its subsidiaries and thereafter, shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its subsidiaries or with the express written consent of the Chief Executive Officer or the General Counsel of the Company. The Participant shall follow all Company policies and protocols regarding the security of all documents and other material containing Confidential Information (regardless of the medium on which such Confidential Information is stored). This Section 1 shall apply to all Confidential Information, whether known or later to become known to the Participant during the period that the Participant is employed or affiliated with the Company or any of its subsidiaries.

2. Permitted Disclosures. Notwithstanding the foregoing, or any other provision of this Agreement or the Plan:

(a) the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) protected under the whistleblower provisions of applicable law;

(b) in the event the Participant files a lawsuit for retaliation by the Company or any of its subsidiaries for the Participant’s reporting of a suspected violation of law, the Participant may (i) disclose a trade secret to the Participant’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if the Participant (A) files any document containing such trade secret under seal; and (B) does not otherwise disclose such trade secret, except pursuant to court order; and

(c) nothing shall prevent the Participant from lawfully, and without obtaining prior authorization from the Company or any of its subsidiaries, (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process

Employment Agreement of Nelson Haight

directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. Neither the Plan nor this Agreement (nor any other agreement between the Participant and the Company or a subsidiary of the Company) shall be construed or applied to require the Participant to obtain prior authorization from the Company or any of its subsidiaries before engaging in any of the foregoing conduct referenced in this Section 2, or to notify the Company or any of its subsidiaries of having engaged in any such conduct.

3. Definition of Confidential Information. As used herein, “Confidential Information” means all non-public or proprietary information of, or related to, the Company or any of its subsidiaries, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that (i) are acquired by or disclosed to the Participant during the period that the Participant is or has been employed or affiliated with the Company or any of its subsidiaries (whether acquired or disclosed during business hours or otherwise and whether acquired or disclosed on the Company’s premises or otherwise) or (ii) relate to the businesses or properties, products or services of the Company or any of its subsidiaries (including all such information relating to technical information, including engineering and scientific research, development, methodology, devices and processes; formulas and chemical compositions; blueprints, designs and drawings; financial information, budgets, projections and results; business and marketing plans, strategies, and programs; employee and contractor lists and records; business methods, and operating and production procedures; pricing, sales data, prospect and customer lists and information; supplier and vendor lists and information; terms of commercial contracts, as well as all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks). Moreover, all documents, presentations, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, data, models and all other writings or materials of any type including or embodying any Confidential Information shall be the sole and exclusive property of the Company or any of its subsidiaries and is subject to the same restrictions on disclosure applicable to all Confidential Information as set forth above. Confidential Information does not include any information that is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Participant or any of the Participant’s agents or which was known to the Participant prior to his or her employment with the Company.

4. Non-Competition; Non-Solicitation.

(a) In granting the Restricted Stock Unit Award to the Participant, the Company provides the Participant a further incentive to build the Company’s goodwill

Employment Agreement of Nelson Haight

and links the Participant’s interests to the Company’s long-term business interests. As an inducement for the Company to grant the Restricted Stock Unit Award and enter into this Agreement, and in order to protect the Confidential Information, and the Company’s and its subsidiaries goodwill, the Participant voluntarily agrees to the covenants set forth in this Section 4(a). The Participant agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain activities, are reasonable in all respects and not oppressive and are material and substantial part of the Company’s willingness to enter into this Agreement, and are intended and necessary to protect the Company’s and its subsidiaries’ Confidential Information, goodwill, and substantial and legitimate business interests.

(b) The Participant agrees that during the Prohibited Period, the Participant shall not, without prior written approval of the Company, directly or indirectly, for the Participant, or on behalf of or in conjunction with any other person or entity of whatever nature:

(i) engage in or carry on within the Market Area in competition with the Company or any of its subsidiaries in any aspect of the Business, which prohibition shall prevent the Participant from directly or indirectly owning, managing, operating, becoming an officer, director, employee or consultant of, or otherwise being affiliated with any person or entity primarily engaged in, or planning to primarily engage in, the Business in the Market Area (x) in any capacity if the Participant is a Vice President or above at the Company and (y) in any capacity in which the Participant’s duties are the same or similar to those performed for the Company or any of its subsidiaries if the Participant is below the level of a Vice President at the Company; for purposes of this provision, “primarily engage” means that at least twenty percent (20%) of the gross revenue of a person or entity’s business is from business directly competitive with the Business;

(ii) appropriate any Business Opportunity of, or relating to, the Company or any of its subsidiaries located in the Market Area;

(iii) within the Market Area, solicit, canvass, approach, encourage, entice or induce any (i) current customer or supplier of the Company or any of its subsidiaries with whom or which the Participant had contact in the last 24 months of his or her employment with the Company or its subsidiaries, (ii) Prospective Customer or Supplier with whom or which the Participant had contact in the last 6 months of his or her employment with the Company or its subsidiaries or (iii) any such customer, supplier or Prospective Customer or Supplier about whom or which the Participant obtained Confidential Information to cease or lessen such customer’s or supplier’s or Prospective Customer’s or Supplier’s business with the Company or any of its subsidiaries in the Business;

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company or any of its subsidiaries to terminate his, her or its employment or engagement therewith, excluding general advertisements and solicitations not targeted at the employees or contractors of the Company or its subsidiaries; or

Employment Agreement of Nelson Haight

(v) employ or cause any other person or entity to employ any person who was an employee or contractor of the Company or any of its subsidiaries in the past six (6) months.

Notwithstanding the above referenced limitations in Sections 4(b)(i), 4(b)(ii) and 4(b)(iii), such limitations shall not apply following the termination of the Participant’s employment with the Company and (as applicable) any of its subsidiaries in those portions of the Market Area located within the State of Oklahoma. Instead, the Participant agrees that, during the portion of the Prohibited Period that occurs after the Participant is no longer employed by the Company or any of its subsidiaries, the restrictions on the Participant’s activities within those portions of the Market Area located within the State of Oklahoma (in addition to those restrictions set forth in Sections 1 and 4(b)(iv) herein) shall be as follows: the Participant will not directly or indirectly solicit the sale of goods, services, or a combination of goods and services from the established customers of the Company or any of its subsidiaries.

(c) For purposes of this Section 4, the following terms shall have the following meanings:

(i) “Business” means the business and operations that are the same or similar to those performed by, or planning to be performed by, the Company or any of its subsidiaries and for which the Participant obtained Confidential Information or had direct or indirect responsibilities during the period of the Participant’s employment with the Company or any of its subsidiaries, which business and operations include (if Participant obtained Confidential Information or had direct or indirect responsibilities with respect to such business and operations on behalf of the Company or any of its subsidiaries during the period of his or her employment) without limitation: rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, and fishing and rental services.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” means (a) onshore land areas in the Continental United States within seventy-five (75) miles of any location that the Participant was either based or performed material services on behalf of the Company or any of its subsidiaries and (b) each of the following basins and oil and gas shale plays: Bakken, Barnett, Denver-Julesberg, Eagle Ford, Fayetteville, Granite Wash, Haynesville, Marcellus, Mississippi Lime, Niobrara, Permian, Powder River, SCOOP, STACK, Tuscaloosa, Williston, and Woodford; provided, however, that a basin or play shall not be included within the Market Area if (1) the Participant

Employment Agreement of Nelson Haight

had no direct or indirect responsibilities with respect to such basin or play during the last 24 months of the Participant’s employment or engagement with the Company or any of its subsidiaries, or (2) the Participant obtained no Confidential Information with respect to the Company’s or any of its subsidiaries’ Business in such basin or play.

(iv) “Prohibited Period” shall mean the period during which the Participant is employed by the Company or any of its subsidiaries and continuing for a period of twelve (12) months following the date that the Participant is no longer employed by the Company or any of its subsidiaries shall mean the period during which the Participant is employed by the Company or any of its subsidiaries and continuing for a period of months equal to the monthly base salary amount received by Participant as severance following the date that the Participant is no longer employed by the Company or any of its subsidiaries; provided, however, in no event shall the Prohibited Period exceed twelve (12) months following the date that the Participant is no longer employed with the Company. For example, if a Participant receives six (6) months base salary as severance, the Prohibited Period for such Participant will be six (6) months following the date that the Participant is no longer employed with the Company or any of its subsidiaries. Notwithstanding the foregoing, the Prohibited Period with respect to Section 4(b)(iv) of this Appendix A shall always be a period of twelve (12) months.

(v) “Prospective Customer or Supplier” shall mean, any person whom the Company, has, within the six (6) months prior to the termination of Participant’s employment with the Company or its subsidiaries, offered (by means of a personal meeting, telephone call or targeted letter or written proposal, or other similar communication) to, in the case of a customer, provide services competitive with the Business or, in the case of a supplier, obtain services from such supplier.

(d) Return of Confidential Information. Upon the termination of the Participant’s employment with the Company or any of its subsidiaries, and at any other time upon request of the Company, the Participant shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information (including any Company-issued computer, mobile devise or other equipment) in the Participant’s possession, custody or control and the Participant shall not retain any such document or other materials or property.

(e) Specific Performance. Because of the difficulty of measuring economic losses to the Company and its subsidiaries as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company and its subsidiaries for which it would have no other adequate remedy, the Participant agrees that the Company and each of its subsidiaries shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s or its subsidiaries’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and its subsidiaries, at law and equity.

Employment Agreement of Nelson Haight

(f) Severability. The covenants in this Appendix A to the Agreement are severable and separate, and the unenforceability of any specific covenant (or any portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Participant and the Company that such restrictions be enforced to the fullest extent which the arbitrator deems reasonable and this Agreement shall thereby be reformed.

(g) Third-Party Beneficiaries. Each of the Company’s subsidiaries that is not a signatory hereto shall be a third-party beneficiary of the Participant’s representations, covenants and obligations set forth in this Appendix A and shall be entitled to enforce such representations, covenants and obligations as if a party hereto.

Employment Agreement of Nelson Haight